Exhibit 3.1

ARTICLES OF AMENDMENT TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

SUN HYDRAULICS CORPORATION

J49665

(Document Number of Corporation)

Pursuant to the provisions of Section 607.1006, Florida Statutes, SUN HYDRAULICS CORPORATION (the “Corporation”) hereby adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation.

FIRST:  The name of the Corporation is SUN HYDRAULICS CORPORATION.

SECOND:  The following two amendments to the Amended and Restated Articles of Incorporation were adopted by the Board of Directors of the Corporation at a meeting held on March 8, 2019:

1.

Article I of the Articles of Incorporation is hereby amended by deleting such Article in its entirety and substituting in lieu of such Article the following new Article I which reads as follows:

ARTICLE I –  Name:

The name of the Corporation is HELIOS TECHNOLOGIES, INC.

2.

The first sentence of Article 5 - Authorized Shares of the Amended and Restated Articles of Incorporation shall be amended to read as follows:  The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is One Hundred Two Million (102,000,000) shares, consisting of (i) One Hundred Million (100,000,000) shares of common stock, $.001 value per share (the “Common Stock”), and (ii) Two Million (2,000,000) shares of preferred stock, $.001 value per share (the “Preferred Stock”).

Except as aforesaid, the remainder of the Amended and Restated Articles of Incorporation shall remain in full force and effect and shall not be modified by this Amendment.

THIRD:  The foregoing amendments were approved and adopted by the shareholders at a meeting held on June 13, 2019.  The number of votes cast for the approval and adoption of the amendments by the shareholders was sufficient for approval.

IN WITNESS WHEREOF, the undersigned, Secretary of the Corporation, has executed these Articles of Amendment this 13th day of June, 2019.

SUN HYDRAULICS CORPORATION

By:/s/ Gregory C. Yadley
Gregory C. Yadley, Secretary